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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements on Form S-8 (including registration of shares for resale by means of a Form S-3 prospectus) Nos. 33-95282 and 333-3438 and 333-26135 pertaining to the 1993 Employee Stock Purchase Plan, the 1995 Director Stock Option Plan, the 1989 Stock Plan and the Nonstatutory Stock Plan of Integrated Silicon Solution, Inc. of our report dated October 27, 1997, except for Note 17 as to which the date is December 3, 1997, with respect to the consolidated financial statements and schedule of Integrated Silicon Solution, Inc. included in its Annual Report (Form 10-K/A) for the year ended September 30, 1997.



San Jose, California
April 14, 1998